UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2014

Resource Real Estate Opportunity REIT II, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 333- 184476

Maryland	80-0854717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information in this Report set forth under Item 2.03 is incorporated herein by reference.

Item 2.03. Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

Mortgage Loan

On June 4, 2014, in connection with the acquisition of the Property (as defined under Item 8.01), Resource Real Estate Opportunity REIT II, Inc. (the “Company”), through a wholly owned subsidiary, entered into a 10-year secured mortgage loan with Berkadia Commercial Mortgage, LLC, an unaffiliated lender, for borrowings of approximately $7.5 million secured by the Property (the “Mortgage Loan”). The Mortgage Loan matures on July 1, 2024. The Mortgage Loan bears interest at a floating rate of one-month LIBOR plus 2.37%. Monthly payments are initially interest only. Beginning with the August 2018 payment, monthly payments will include interest and repayments of principal in the amount of approximately $23,432 per month. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. The Company may prepay the Mortgage Loan in full any time after December 31, 2014 and before March 1, 2024 subject to a prepayment premium of 1.0% of the principal being repaid. No prepayment premium need be paid in connection with a prepayment made on or after March 1, 2024.

Bridge Loan

On June 4, 2014, the Company entered into a $1.3 million bridge loan (the “Bridge Loan”) with Resource Real Estate Opportunity Advisor II, LLC, the Company’s external advisor. The Company used the proceeds of the Bridge Loan to partially finance the acquisition of the Property. The Bridge Loan is scheduled to mature on December 4, 2014, at which point the outstanding balance of the principal and all accrued and unpaid interest will be due and payable. The Bridge loan incurs interest at an annual rate of LIBOR plus 3.0%. The Company has the right to prepay the Bridge Loan at any time in whole or in part without premium or penalty.

Item 8.01. Other Events.

Escrow Break

On June 2, 2014, the Company satisfied the $2 million minimum offering amount for its initial public offering, broke escrow and issued shares of common stock in the offering. Subscriptions from residents of New York, Ohio and Pennsylvania will continue to be held in escrow until the Company has received aggregate subscriptions of at least $2.5 million, $20 million and $50 million, respectively.

Property Acquisition

On June 4, 2014, the Company, through a wholly owned subsidiary, acquired a multifamily community located in Dallas, Texas (the “Property”) from an unaffiliated seller. The Property contains 152 units and is located on approximately 6.3 acres with amenities, including but not limited to, a swimming pool and a leasing center. The contract purchase price for the Property was $9.5 million, excluding closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering, proceeds from the Mortgage Loan, and proceeds from the Bridge Loan.

The Property encompasses approximately 130,000 rentable square feet. The Property was constructed in 1980 and is currently 99% leased. The Company believes that the Property is suitable for its intended purpose and adequately insured; however, the Company intends to make certain renovations to the Property. The Company intends to renovate the leasing center and update all unit interiors.

Stock Distribution

On June 5, 2014, the Company’s board of directors authorized a stock distribution of 0.00625 shares of its common stock, $0.01 par value per share (“Common Stock”), or 0.625% of each outstanding share of Common Stock to the stockholders of record at the close of business on June 30, 2014. Such stock distribution is to be issued on July 14, 2014.

The Company believes that the stock distribution should be a tax-free transaction for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” Common Stock should be computed by dividing the adjusted tax basis of the old Common Stock by the total number of shares, old and new. The holding period of the Common Stock received in such non-taxable distribution is expected to begin on the date the taxpayer acquired the Common Stock which is the date that the distribution is made. Stockholders should consult their own tax advisors regarding the tax consequences of this stock distribution.

Cash Distributions

On June 5, 2014, the Company’s board of directors authorized cash distributions to the stockholders of record at the close of business each day in the period commencing July 1, 2014 through and including September 30, 2014. The declared distributions will equal a daily amount of $0.00068493 per share of Common Stock. The July distributions are expected to be paid on August 1, 2014, the August distributions are expected to be paid on September 2, 2014, and the September distributions are expected to be paid on October 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: June 5, 2014	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)